Exhibit 99.1

MESABI TRUST PRESS RELEASE

October 14, 2022 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of No Distribution

The Trustees of Mesabi Trust (NYSE:MSB) have determined that no distribution will be declared this October 2022 with respect to Units of Beneficial Interest. This compares to a distribution of One Dollar and forty-two cents ($1.42) per Unit for the same period last year.

The Trustees’ announcement today of declaring no distribution this quarter primarily reflects the Trustees’ caution about uncertainties arising from the July 22, 2022 announcement by Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), to extend the current idling of Northshore operations until at least April 2023 and maybe beyond. With Northshore’s operations currently in idle mode, and no additional information being made available to the Trustees regarding the length of the idling, the Trustees’ decision reflects their determination to maintain an appropriate level of reserves in order to make adequate provision to meet current and future expenses and present and future liabilities (whether fixed or contingent) that may arise in the future.

The Trustees have received no specific updates on Cliffs’ plans concerning Northshore operations. The Trustees’ determination of no distribution this quarter also takes into account numerous other factors, including uncertainties resulting from Cliffs’ prior announcements to make Northshore a swing operation as Cliffs’ Minorca operation becomes increasingly utilized, Cliffs’ increased use of scrap iron in its vertical supply chain planning, potential volatility in the iron ore and steel industries generally, national and global economic uncertainties, the cost and expense related to the Trust’s initiation of arbitration against Northshore and its parent, Cliffs, possible further disturbances from global unrest and the potential impacts from further outbreaks of the coronavirus (COVID-19) pandemic.

Quarterly royalty payments from Northshore for iron ore production and shipments during the third calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due October 30, 2022, together with the quarterly royalty report.  After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Commencement of Arbitration

On October 14, 2022, Mesabi Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands.  The arbitration proceeding has been commenced with the American Arbitration Association.  The Trust seeks an award of damages relating to the Operator’s underpayment of royalties in 2020, 2021, and 2022 by virtue of the Operator’s failure to use the highest price arm’s length iron ore pellet sale from the preceding four quarters in pricing internal production during the fourth quarter of 2020 through 2022.  The Trust also seeks declaratory relief related to the Trust’s entitlement to certain documentation and to the time the Operator’s royalty obligation accrues on internal production.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the idling of Northshore operations in 2022 and 2023 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  The length of the idling of Northshore operations could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, recession, potential future impacts of the coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, and other factors. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2022 and July 31, 2022. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520